                                  EXHIBIT 10.22

                               EMPLOYMENT CONTRACT

The undersigned:

1. Wedco (Holland) B.V., established at 's-Gravendeel, hereinafter to be called : Wedco

and

2. Drs. Th.J.M.L. Verhoeff, living at Groningen, hereinafter to be called :
Verhoeff

taking into consideration :

that Verhoeff by resolution of the Board of Directors of Wedco on April 1984 has been appointed to Managing Director of Wedco as from September 1, 1984, which appointment has been accepted by Verhoeff; that parties herewith want to lay down the content of the by them closed agreement;

certify to have agreed upon the following :

Article 1

1. As from September 1, 1984 Verhoeff will take up his new appointment in his capacity of Managing Director.

2. Verhoeff will make available to Wedco his full power of work. He will not be allowed to accept additional jobs - with or without salary - without preceding approval in writing from Wedco.

Article 2

The salary of Verhoeff amounts to NLG 150.000,- gross per year, to be paid in 12 equal monthly installments. At least each time after the period of one year but for the first time on January 1, 1986, this salary will be reviewed on the basis of the cost of living index, as published by the Central Bureau for Statistics.

Article 3

1. On production of supporting documents Wedco shall reimburse Verhoeff for all within reason by him made travel- and lodgings expenses and similar expenses.

2. Wedco will make available to Verhoeff a company car; all expenses for the usage of this car, with the exception of the cost of fuel during vacations, will be for the account of Wedco.

Article 4

Because of the fact that it is required that Verhoeff will live in the proximity of Wedco, Wedco will reimburse Verhoeff all expenses of his move and refurnishing of his home in accordance with an arrangement as usual for civil servants.

This compensation amounts to 12% of the gross annual salary, with a maximum of NLG 12.000,-, so that Wedco will reimburse Verhoeff NLG 12.000,- as soon as he has moved.

Article 5

Verhoeff will be entitled to holidays of in total 25 working days per year.

Article 6

As from the date of his employment Verhoeff will be entitled to an old-age pension, a widow's pension, an orphan's pension and a disability pension. The pension entitlements will be laid down in an additional labor contract.

Article 7

1. In case of illness or occupational disability for other reasons, Verhoeff will stay entitled to the complete payment of his salary as defined under
Article 2, for a period of at least one year. During this period Wedco is also obliged to pay the premiums, that come from her account in accordance with the under Article 6 meant pension arrangements.

2. All payments, that Wedco is obliged to make to Verhoeff in accordance with paragraph 1 of this Article, will be deducted by all amounts that might be paid directly to Verhoeff, either on account of the social Security (such as The Illness Law or the Occupational Disability Law) or on account of the aforesaid under paragraph 2 meant insurance.

Article 8

1. This agreement has been entered into for an unlimited period of time and the agreement may be terminated, under reservation of paragraph 2 of this Article, by either party to the other party by registered letter, taking into account a term of notice of 12 calendar months.

2. During a period of five years, starting September 1, 1984, neither party will be entitled to terminate this agreement, without prejudice to the right of dismissal on the spot for urgent cause.

3. Contrary to paragraph 1 of this Article, this agreement will end according to the law and without any notice being required on the last day of the month in which the age of 65 years will be reached.

4. In case this agreement will be terminated or dissolved by or on the request of Wedco, Wedco will owe Verhoeff indemnification, equal to the sum of all amounts, to which Verhoeff is entitled on a yearly basis in accordance with the Articles 2 and 3, multiplied by:

a) the factor 3, in case the termination will take place before or on September 1, 1989, this however on the understanding that, in this case the indemnification will never be less than the sum of all amounts, to which Verhoeff should have been entitled, if the employment contract during the whole aforesaid in paragraph 2 meant period of five years would have lasted;

b) the factor 4, in case the termination will take place after September 1, 1989 but before September 1, 1994;

c) the factor 5, in case the termination will take place on any moment in time after September 1, 1994.

5. In the cases provided for in paragraph 4 of this Article, Wedco will also be obliged to maintain the in Article 6 meant pension arrangements for the benefit of Verhoeff and to pay the premiums that come for her account during a number of years that is equal to the in accordance with paragraph 4 of this Article applicable multiplier.

6. The indemnification as meant in paragraph 4 of this Article is applicable in case Wedco will be taken over by a third party, that does not want to continue the tenure with Verhoeff, on at least the conditions as laid down in this employment contract. Paragraphs 4, 5 and 6 of this Article are not applicable in case the employment agreement is terminated by Wedco on the spot for by Wedco given urgent cause.


In this way agreed and in twofold drafted and signed at 's-Gravendeel on June 18, 1984

Employer,   /s/ Bob Steensma                Employee,    /s/ Theo Verhoeff